Exhibit 99.1

iBasis Reports Record Minutes, Margin, and Revenue For Fourth Quarter and Full Year 2003; Company Reports Positive Cash Flow for the Fourth Quarter

    BURLINGTON, Mass.--(BUSINESS WIRE)--Feb. 4, 2004--iBasis, Inc. (OTCBB: IBAS), today announced results for the fourth quarter and the full year ended December 31, 2003.
    Fourth quarter revenue was $53.2 million, an increase of 24% over fourth quarter 2002 revenue of $42.9 million. For the full year 2003, revenue was $178.2 million, an increase of 8% over 2002 revenue of $164.9 million.
    Net loss for the fourth quarter 2003 was $2.6 million or $(0.06) per share, based on 44.8 million weighted average shares outstanding. This net loss compares to a net loss of $10.8 million or $(0.24) per share for the fourth quarter 2002, based on 44.6 million weighted average shares outstanding.
    Net loss for the full year 2003 was $9.7 million or $(0.21) per share, based on 44.7 million weighted average shares outstanding. This net loss compares to a net loss of $121.7 million or $(2.70) per share in 2002, based on 45.2 million weighted average shares outstanding.

    Highlights of the fourth quarter and the full year include:

    --  Increased revenue 21% from Q3 to Q4;

    --  Increased gross margins 29% from Q3 to Q4;

    --  Achieved positive cash flow for Q4;

    -- Increased average revenue per minute (ARPM) to 5.6 cents in Q4 from 5.1 cents in Q3;

    -- Increased minutes 35% in 2003 to 3.5 billion, compared to 2.6 billion minutes in 2002.

    "We achieved exceptional results in the fourth quarter of 2003 with strong sequential growth in both revenue and gross margins and with positive cash flow. During the year we also made progress on the balance sheet. We improved our net cash by $16 million by reducing our debt $31 million while cash declined by only $15 million," said Ofer Gneezy, president and CEO of iBasis. "We continue to grow both our Wholesale VoIP business and our newer Prepaid and other Enhanced Services business (P& ES). Beginning this quarter we are providing revenue and gross margin results for each of these activities to enable investors to track our progress in each."


  ($ in millions)           Wholesale VoIP     P & ES     iBasis Total
----------------------------------------------------------------------
Revenue                          $50.8          $2.4         $53.2
----------------------------------------------------------------------
Gross Margin(a)                   $6.5          $0.6          $7.1
----------------------------------------------------------------------
Gross Margin %                    12.9%         23.5%         13.4%

(a) Net revenue less Data Communications and Telecommunications costs.


    Key Indicators

    Minutes of use on The iBasis Network(TM) in the fourth quarter rose to 955 million minutes, a 10% sequential increase over the 866 million minutes in the third quarter of 2003. Average revenue per minute was 5.6 cents per minute in the fourth quarter of 2003, a significant increase from 5.1 cents per minute in Q3 2003.

    Operational Highlights

    Tier One carrier customers generated 59% of revenue in the fourth quarter of 2003, compared to 63% of revenue in Q3 2003. During the fourth quarter 5 of our top 10 customers were Tier One carriers. Overseas-originated calls accounted for 41% of revenue in the fourth quarter of 2003, compared to 44% of revenue in the third quarter 2003.
    In 2003, iBasis continued to expand its customer base, with major service providers from every region connecting to The iBasis Network. Customers announced in 2003 included 3U Telecom (Germany), Albacom (Italy), Cantv (Venezuela), CAT Telecom (Thailand), Rostelecom (Russia), and Vebtel (India). iBasis finished the year with 237 customers.

    Guidance

    The following statements are forward-looking and actual results may differ materially due to factors noted below, among others. The information provided in this financial outlook is as of February 4, 2004, and supersedes all previous guidance.
    The Company believes it will achieve positive cash flow and net income in mid-2004, and that it will achieve positive cash flow for the year 2004. The Company will continue to focus on re-capitalization and believes its financial performance in 2004 will enable it to refinance remaining bond debt due in Q1 2005.

    Special Shareholder Meeting

    The Company will hold a special shareholder meeting on February 18, 2004 to vote on a proposal to give the iBasis board of directors authority to effect a reverse split of iBasis' common stock. The reverse split is proposed for the purpose of achieving compliance with the listing requirements of the NASDAQ SmallCap or National Market.

    About iBasis

    Founded in 1996, iBasis (OTCBB: IBAS) is a leading provider of wholesale international telecommunications services. iBasis is a preferred provider for many of the largest carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Telefonica, Telenor, and Telstra. iBasis has carried more than seven billion minutes of international voice traffic over its global Cisco Powered Network(TM), and is one of the ten largest carriers of international voice traffic in the world(1). In addition to its wholesale international telecommunication services, iBasis provides retail international prepaid calling cards through major calling card distributors. For two consecutive years the company has been named by service providers as the best international wholesale carrier in Atlantic-ACM's annual International Wholesale Carrier Report Card(2). iBasis was ranked the #1 fastest-growing technology company in New England in the 2002 and 2003 Technology Fast 50 programs sponsored by Deloitte & Touche. The company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    Assured Quality Routing, ConnectPoint, and iBasis are registered marks, The iBasis Network, Internet Central Office, Internet Branch Office, and IP CallCard are trademarks of iBasis, Inc. Cisco and Cisco Powered Network are registered trademarks of Cisco Systems, Inc. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company's current expectations regarding revenue growth, sources of revenue, margin improvement and future capital expenditures constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company's services and the timing and amount of revenue generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as "Risk Factors" in iBasis' most recent Forms 10-K and 10-Q, and the company's other SEC filings. We have no current intention to update any forward-looking statements.

    (1) Telegeography 2004 data compared with iBasis 2003 traffic volume.
    (2) Atlantic-ACM International Wholesale Carrier Report Card --
2002 & 2003



                             iBasis, Inc.
                      Consolidated Balance Sheets
                            (In thousands)


                                            December 31, December 31,
                                                2003         2002
                                            -----------  ------------
                     Assets

Cash and cash equivalents                      $17,270    $32,317
Accounts receivable, net                        21,767     20,854
Prepaid expenses and other current assets        5,295      5,374
Property and equipment, net                     17,175     32,357
Deferred debt financing costs, net                 326      1,382
Long term investment in non-marketable
 security                                        5,000      5,000
Other assets                                       705      1,240
                                              --------- ----------

    Total assets                               $67,538    $98,524
                                              ========= ==========

      Liabilities and Stockholders' Deficit

Accounts payable                               $19,902    $13,142
Accrued expenses                                18,652     18,148
Deferred revenue                                   417        ---
Current portion of long term debt                2,097      5,349
Long term debt, net of current portion          65,829     93,590
Other long term liabilities                      2,749      2,268
                                              --------- ----------

    Total liabilities                          109,646    132,497

Stockholders' deficit:
  Common stock                                      46         46
  Treasury stock, at cost                         (341)      (341)
  Additional paid-in capital                   370,393    368,927
  Deferred compensation                            ---        (86)
  Accumulated deficit                         (412,206)  (402,519)
                                              --------- ----------

    Total stockholders' deficit                (42,108)   (33,973)
                                              --------- ----------

    Total liabilities and
     stockholders' deficit                     $67,538    $98,524
                                              ========= ==========


                             iBasis, Inc.
                 Consolidated Statements of Operations
                            (In thousands)

                                                   Three Months Ended
                                                      December 31,
                                                  --------------------
                                                     2003       2002
                                                  --------- ----------
                                                      (Unaudited)

Net revenue                                       $ 53,167  $  42,934

Cost and operating expenses:
     Data communications and telecommunications     46,054     36,119
     Research and development                        3,370      3,893
     Selling and marketing                           1,739      2,134
     General and administrative                      1,108      3,198
     Depreciation and amortization                   3,936      5,747
     Non-cash stock-based compensation                 ---        149
     Loss (income) on sale of messaging business       ---       (297)
     Restructuring costs                               ---      1,568
                                                  --------- ----------
       Total costs and operating expenses           56,207     52,511
                                                  --------- ----------

Loss from operations                                (3,040)    (9,577)

     Interest expense, net                            (748)    (1,853)
     Other expenses, net                               (44)       (98)
                                                  --------- ----------

Loss from continuing operations                     (3,832)   (11,528)

Income from discontinued operations                  1,251        679
                                                  --------- ----------

Net loss                                           $(2,581)  $(10,849)
                                                  ====================

Basic and diluted net loss per share:
  Loss from continuing operations                   $(0.09)    $(0.26)
  Income from discontinued operations                 0.03       0.02
                                                  --------- ----------

      Basic and diluted net loss per share          $(0.06)    $(0.24)
                                                  ========= ==========

Weighted average common shares outstanding          44,769     44,650
                                                  ========= ==========

                             iBasis, Inc.
                 Consolidated Statements of Operations
                            (In thousands)

                                               Year Ended December 31,
                                               -----------------------
                                                   2003        2002
                                               ----------- -----------

Net revenue                                      $178,159  $  164,942

Cost and operating expenses:
     Data communications and telecommunications   152,853     142,847
     Research and development                      13,387      17,781
     Selling and marketing                          7,513      11,279
     General and administrative                     7,665      24,186
     Depreciation and amortization                 20,065      31,871
     Non-cash stock-based compensation                 86         967
     Loss (income) on sale of messaging business      ---       2,066
     Restructuring costs                              ---       5,536
                                                 --------- -----------
       Total costs and operating expenses         201,569     236,533
                                                 --------- -----------

Loss from operations                              (23,410)    (71,591)

     Interest expense, net                         (3,806)    (10,318)
     Gain on bond repurchases and exchanges        16,615      25,790
     Other expenses, net                             (337)       (382)
                                                 --------- -----------

Loss from continuing operations                   (10,938)    (56,501)

Income (loss) from discontinued operations          1,251     (65,222)
                                                 --------- -----------

Net loss                                          $(9,687)  $(121,723)
                                                 =====================

Basic and diluted net loss per share:
  Loss from continuing operations                  $(0.24)     $(1.25)
  Income (loss) from discontinued operations         0.03       (1.45)
                                                 --------- -----------

      Basic and diluted net loss per share         $(0.21)     $(2.70)
                                                 ========= ===========

Weighted average common shares outstanding         44,696      45,164
                                                 ========= ===========

    CONTACT: Media:
             iBasis, Inc.
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             iBasis, Inc.
             Richard Tennant, 781-505-7409
             ir@ibasis.net